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Exhibit 23.4




                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
MediChem Life Sciences, Inc.:


     We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-66374) and Form S-8 (No. 333-56996) of deCODE genetics, Inc. of our report dated March 1, 2001, with respect to the consolidated balance sheets of MediChem Life Sciences, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2000, which report is incorporated by reference in this Form 8-K/A of deCODE genetics, Inc.



/s/ KPMG LLP


Chicago, Illinois
May 28, 2002